EXHIBIT 23

                    CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors of
Star Technologies, Inc.:


We consent to incorporation by reference in the Registration Statements
(No. 33-84184, No. 33-42042 and No. 2-97518) on Forms S-8 of Star
Technologies, Inc. of our report dated February 13, 1998, relating to the consolidated statements of financial position of Star Technologies, Inc. and subsidiaries as of December 31, 1997 and March 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the nine months ended December 31, 1997 and each of the years in the two-year period ended March 31, 1997, which report appears in the transition report for the period April 1, 1997 to December 31, 1997 on Form 10-K of Star Technologies, Inc.



                                        KPMG PEAT MARWICK LLP



McLean, Virginia
March 31, 1998